EXHIBIT 99

                       [QUITMAN BANCORP, INC. LETTERHEAD]


FOR IMMEDIATE RELEASE                     FOR FURTHER INFORMATION
---------------------                     -----------------------
                                          CONTACT:
                                          --------
October 30, 1998                          Melvin E. Plair
                                          President and Chief Executive
                                          Officer
                                          (912) 263-7538

                QUITMAN BANCORP, INC. ANNOUNCES STOCK REPURCHASE

         Quitman, Georgia -- Quitman Bancorp, Inc. (OTC Bulletin Board - QTMB) the parent holding company of Quitman Federal Savings Bank, today announced that it has received the necessary regulatory and Board approval to initiate a repurchase plan covering up to 15% or 99,000 shares of the Company's common stock to be purchased in the open market. The company currently has 661,250 shares of common stock outstanding. Mr. Melvin E. Plair, President and Chief Executive Officer of the Company, indicated that the repurchase plan could mitigate some of the potentially dilutive effects of the stock option plan that the Company is planning and would also be available for general corporate use. The repurchases will be made from time to time in open-market transactions, subject to the availability of stock.

         The Company became the holding company for the Bank on April 2, 1998, following its initial public offering at the time of the conversion of the Company from a mutual holding company to stock holding company.

         Quitman Federal Savings Bank is a federally chartered savings bank that conducts its business in Brooks County, Georgia from our location in Quitman. The Bank's deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation ("FDIC").